UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2020

COMMISSION FILE NO. 001-13393

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1209792
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

1 Choice Hotels Circle Rockville	Suite 400 Maryland	20850
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (301) 592-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Ticker Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, Par Value $0.01 per share	CHH	New York Stock Exchange

Item 1.01	Entry into a Material Definitive Agreement.

See Item 2.03 below for a description of the $250 million senior unsecured credit agreement entered into on April 16, 2020 among Choice Hotels International, Inc. (the “Company”), Wells Fargo Bank, National Association, as administrative agent, the other agents party thereto and a syndicate of lenders (the “Credit Agreement”).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 16, 2020, the Company entered into the Credit Agreement, which provides for a $250 million unsecured term loan (the “Term Loan”) with a scheduled maturity date of April 15, 2021, subject to an optional one-year extension that can be requested by the Company prior to the initial maturity date. The effectiveness of such extension is subject to the consent of the lenders under the Credit Agreement and certain customary conditions.

The Term Loan and all accrued but unpaid interest thereon must be repaid in full on the maturity date. Upon the occurrence of certain asset sales, debt issuances and equity issuances, subject to the exceptions set forth in the Credit Agreement, the Company is required to make certain mandatory principal prepayments of the Term Loan in an amount equal to 100% of the net cash proceeds of such transactions.

The Credit Agreement provides that the Company may elect to have the Term Loan bear interest at a rate equal to (i) LIBOR (subject to a floor of 1.00%) plus a margin ranging from 200 to 275 basis points or (ii) a base rate plus a margin ranging from 100 to 175 basis points, in each case, with the margin determined according to the Company’s senior unsecured long-term debt rating.

The Credit Agreement requires that the Company and its restricted subsidiaries comply with various covenants, including with respect to restrictions on liens, incurring indebtedness, making investments and effecting mergers and/or asset sales. With respect to dividends and stock repurchases, the Company may not declare or make any payment, subject to certain exceptions set forth in the Credit Agreement, if (i) there is an existing event of default or if the payment would create an event of default or (ii) (x) the Company’s total leverage ratio exceeds 4.0 to 1.0 or (y) liquidity (defined in the Credit Agreement as the Company’s unrestricted cash and cash equivalents plus undrawn amounts under the Company’s existing senior unsecured revolving credit facility) is less than $250 million, in each case, both before or immediately after giving effect to such payment.

The Credit Agreement imposes financial maintenance covenants requiring the Company to maintain a consolidated fixed charge coverage ratio of at least 2.5 to 1.0 and a total leverage ratio of not more than 4.5 to 1.0. If the Company maintains an Investment Grade Rating, as defined in the Credit Agreement, then the Company will not need to comply with the consolidated fixed charge coverage ratio covenant.

The Credit Agreement includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of the Company under the Credit Agreement to be immediately due and payable.

The proceeds of the Term Loan are expected to be used for general corporate purposes, including working capital and other permitted uses set forth in the Credit Agreement.

Certain of the lenders, as well as certain of their respective affiliates, have performed and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, lending, underwriting, trust services, financial advisory and other financial services, for which they have received and may in the future receive customary fees and expenses.

The summary of the material provisions of the Credit Agreement set forth above is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 7.01	Other Events.

On April 8, 2020, the Company previously announced certain actions taken and measures implemented in response to the COVID-19 pandemic. The measures previously disclosed included reduction of the compensation of the Board of Directors, chief executive officer and other executive officers for the remainder of 2020; elimination, reduction or deferral of non-essential expenditures, discretionary capital expenditures and investments; suspension of the Company’s share repurchase plan; suspension of future undeclared dividends for the remainder of 2020; and implementation of a temporary furlough for certain employees in Europe.

Consistent with the goals of the actions and measures disclosed on April 8, 2020, the Company entered into the Credit Agreement on a precautionary basis, enhancing the Company’s financial flexibility by increasing its borrowing capacity by $250 million.

As part of the Company’s ongoing strategy to improve its ability to sustain the long-term health of the business and to preserve financial flexibility during the COVID-19 crisis, on April 20, 2020, the Company informed its workforce that approximately 200 of the Company’s domestic employees will be furloughed. The furlough period will generally begin on April 30, 2020 and is currently expected to continue through June 30, 2020, subject to reevaluation by the Company. During the furlough period, impacted employees will continue to be covered under the Company’s healthcare plans in which they currently participate, and the Company will cover each impacted employee’s portion of their healthcare premiums. In addition, the Company is also laying off approximately 20 employees primarily in connection with the consolidation of its call center operations. Combined, these workforce reductions will impact nearly 15% of the Company’s domestic employees.

The information furnished under Item 7.01 in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as set forth by specific reference in such filing.

Forward-Looking Statements

Certain matters discussed in this Current Report on Form 8-K constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current beliefs, assumptions and expectations regarding future events, which, in turn, are based on information currently available to management. Such statements may relate to projections of the Company’s revenue, earnings and other financial and operational measures, the Company’s liquidity, the Company’s ability to minimize or manage disruptions posed by COVID-19 and the Company’s ability to achieve cost savings and reduce discretionary spending and investments and the impact of COVID-19, among other matters. The Company cautions you not to place undue reliance on any such forward-looking statements. Forward-looking statements are based on currently available information and assumptions do not guarantee future performance and involve known and unknown risks, uncertainties, and other factors.

Several factors could cause actual results, performance or achievements of the Company to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, continuation or worsening of the COVID-19 pandemic, including quarantines or other travel restrictions; the impact of COVID-19 on the global hospitality industry, particularly in the U.S. travel market; and the success of the Company’s mitigation efforts in response to the COVID-19 pandemic. These and other risk factors are discussed in detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K and quarterly reports filed on Form 10-Q. Except as may be required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1—Senior Unsecured Credit Agreement, dated April 16, 2020, among Choice Hotels International, Inc., Wells Fargo Bank, National Association, as administrative agent, the other agents party thereto and a syndicate of lenders

Exhibit 104—Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2020	/s/ Dominic E. Dragisich
Dominic E. Dragisich
Chief Financial Officer